Contract of Permission for Operating the Business
                       of Selling Merchandize and Souvenir
                         at Phuket International Airport



                                                          Contract No. 6-23/2539






This contract is made at Airports Authority of Thailand on 10 February 1997 between Airports Authority of Thailand, represented by Group Captain Panya Siangcharoen, Deputy Governor, Acting Governor of Airports Authority of Thailand, hereinafter called "AAT" of one part, and J.M.T. Group Co., Ltd., registered as a juristic person Company Limited under the Civil and Commercial Code,- with the head office at 189/58 Soi Wat Daowadung, Somdej Phra Pinklao Road, Kwang Bang Yee Khan, Khet Bangkok Noi, Bangkok, represented by Mr. Viratana Suntaranond, the authorized person to enter juristic act binding J.M.T. Group Co., Ltd. according to the Certificate No. Chor. 1153 dated 22 January 1997 issued by the Office of Partnership/Company Registration, Bangkok, hereinafter called "the Company" of the other part.



Whereas Airports Authority of Thailand is desirous to have private sector participate in or operate the business of selling merchandize and souvenir at Phuket International Airport and the Company is competent and desirous to participate in or operate the said business.



Therefore, both parties agree to enter into a contract. as follows.


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1.   Business Operation



     AAT agrees to give permission and the Company agrees to receive the permission to operate the business of selling merchandize and souvenir at Phuket International



     Airport under the terms and conditions of this contract, including the Annexes, for a period of three years, from 1 February 1997 to 31 January 2000.



2. In operating the business according to Clause 1, the Company shall invest in renovation and decoration as well as acquire tools and equipment.



3. The Company agrees to pay remuneration to AAT by making monthly payment in advance by the 5th of every month



          The first year, from 1 February 1997 or the opening date of business, whichever comes first, to 31 January 1998, Baht 810,008.- (Eight Hundred and Ten Thousand and Eight Baht) per month



          The second year, from 1 February 1998 to 31 January 1999, Baht 891,008.80 (Eight Hundred Ninety-One Thousand and Eight Baht Eighty Satang) per month



          The  third  year,  from 1  February  1999  to 31  January  2000,  Baht
          980,109.68 (Nine Hundred Eighty Thousand One Hundred and Nine Baht Sixty-Eight Satang) per month

          The said remuneration does not include value added tax, for which the Business Operator has the duty to pay at the rate stipulated by law.



4. The monthly remuneration the Company agrees to pay to AAT in Clause 3 is calculated from the business premises area of approximately 87 square metre. If it appears, after completion of the renovation and decoration, that such area shall be increased or decreased from the original, the Company agrees to pay the increased or decreased remuneration to AAT accordingly to the increased or decreased space multiplied by the average remuneration per square metre.



5. The Company shall be responsible for payment of taxes and/or miscellaneous expenses incurred from business operation under this contract at the rate stipulated by law and/or Airports Authority of Thailand's directive.



6. All payment under this contract shall be made to Administrative Section, Phuket International Airport or Finance Division, Finance Department, of Airports Authority of Thailand. After the Company has made payment to AAT, AAT shall issue a receipt to the Company as evidence.



     If the Company is in default of payment due to AAT under this contract, the Company shall pay a fine at a rate 1. 5 % (one point five) per month of the outstanding amount. Fraction of a month shall be calculated as one month.


     This clause shall not impair AAT's right to terminate the contract under Clause 10 and the right of claim.

7. The Company shall not transfer the rights and duties under this contract to a third party; unless a written permission has been obtained from AAT first. However, the Company shall remain to be responsible for the rights and duties which have been transferred in all respects.



8. On the signing date of this contract, the Company has submitted the Letter of Guarantee No. L/G L-40-0224 dated 24 January 1997 of Metropolitan Bank Public Company Limited for Baht 4,900,548.40 (Four Million Nine Hundred Thousand Five Hundred Forty-Eight Baht Forty Satang) to AAT as security for performance according to the contract. The said Letter of Guarantee shall have the validity throughout the period that the Company is liable under the contract, and shall be returned after the Company has been relieved from all obligations under this contract.



9. All Annexes shall be deemed part of this contract. Any statement in the Annexes contradicts with this contract, the contract shall prevail. In case of a contradiction among the Annexes, the Company agrees to comply with AAT's decision with no dispute.



          Annex I Details of Business Operation of Selling Merchandize and Souvenir, two pages

          Annex 2     -     Affidavit of the Office of Partnership/Company
                            Registration, 1 each

                      -     Memorandum of Understanding, 1 each

                      -     Certificate of Commercial Registration, 1 each

                      -     Certificate of Registration of the Office of

                            Partnership/Company Registration, 1 each

                      -     Other relevant documents



10. AAT and the Company may exercise the right to terminate the contract as follows:



        10.1 AAT or the Company may exercise the right to terminate the contract prior to the expiration date; provided that a written notice shall be given to the other party at least 180 days in advance.



               In the case where AAT terminates the contract, the Company has no right to claim for any damages or expenses from AAT. In the case where the Company terminates the contract, AAT reserves the right to collect the remuneration and damages incurred from the Company until a new business operator shall take over the Company's business.



        10.2 If there is reasonable grounds to believe that the Company shall not be able to operate the business under this contract successfully or the Company is in breach of any clause of the contract, AAT has the right to terminate this contract and permit a third party to operate the business thereafter. Furthermore, the Company shall be responsible for paying damages to AAT as well.



11. In case of any dispute arisen in connection with this contract between AAT and the Company, both parties agree that the case shall be presented to the court in Bangkok.

This contract is made in duplicate. Both parties, having read and understood it entirely, hereunder sign their names and affix seal (if any) in the presence of witnesses and each retaining one copy.






                      AAT                             Business Operator






 (Signed) Group Captain                               (Signed)
          (Panya Siangcharoen)                        (Mr. Viratana Suntaranond)

 Witness                                              Witness
 (Signed)                                             (Signed)
 (Miss Chanalai Chayakun)                             (Miss Chadaporn Punpotong)